                            JOINT BIDDING AGREEMENT


       This Joint Bidding Agreement ("Agreement") is made as of this 14th day of July 1997, by and among Chancellor Broadcasting Company, a Delaware corporation ("Chancellor"), Evergreen Media Corporation, a Delaware corporation ("Evergreen"), HM2/Chancellor, L.P., a Delaware limited partnership ("Hicks Muse"), and Morris Acquisition Corporation, a Delaware corporation ("Merger Sub").

                                   RECITALS:

              A. Chancellor, Chancellor Radio Broadcasting Company, a Delaware corporation and a subsidiary of Chancellor ("CRBC"), and Evergreen have entered into an Agreement and Plan of Merger dated as of February 19, 1997 (as amended from time to time, the "Chancellor Merger Agreement"), pursuant to which, as presently contemplated to be amended, Chancellor and CRBC will each be merged with and into a direct and indirect subsidiary, respectively, of Evergreen (collectively, the "Chancellor Merger").

              B. Evergreen and Chancellor have entered into an Agreement and Plan of Merger dated as of July 14, 1997 (the "Merger Agreement") by and among Evergreen, Chancellor, Merger Sub, which is owned 100% by Evergreen, and Katz Media Group, Inc., a Delaware corporation ("Target"), pursuant to which Merger Sub will commence an offer to purchase for cash all of the issued and outstanding shares of common stock, par value $.01 per share ("Target Common Stock"), of Target at a price of $11.00 per share in cash, subject to the terms and conditions contained in the Merger Agreement (the "Offer"), to be followed by a merger of Merger Sub with and into Target, with Target surviving the merger (the "Merger").

              C. The parties have reached certain understandings and agreements regarding the Offer and the Merger, including without limitation the sharing of certain of the risks and benefits related thereto and the ownership and operation of Merger Sub, in the event the Offer is consummated prior to the consummation of the Chancellor Merger.

              NOW, THEREFORE, in consideration of the foregoing premises, and in further consideration of the mutual agreements herein contained, the parties agree as follows:

       1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Merger Agreement. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

       (a) "Base Amount" shall mean an amount equal to the sum of the Evergreen Funded Amount plus the Bridge Fee, plus an additional amount equal to the Equity Funding Rate on the sum of the foregoing amounts and accruing from the Equity Contribution Date (as defined in Section 3(a) hereof) to, but not including, the date of exercise of the Options pursuant to Section 3(b) hereof.

       (b) "Bridge Fee" shall mean an amount equal to 1% of the Evergreen Funded Amount.

       (c) "Common Equity" shall mean the Voting Common Stock and the Non-Voting Common Stock.

       (d) "Common Stock" shall mean the common stock, par value $0.01 per share, of Merger Sub, and any voting common equity securities of Intermediate Sub (as defined in Exhibit A) should it be formed.

       (e) "Evergreen Funded Amount" shall mean an amount equal to 30% of the Equity Contribution Amount (as defined in Section 3(a) hereof).

       (f) "Equity Funding Rate" shall mean the weighted average cost of funds under the revolving credit component of the Senior Credit Facility of Evergreen Media Corporation of Los Angeles during the period(s) as to which such rate is calculated.

       (g) "Non-Voting Common Stock" shall mean non-voting common stock, par value $.01 per share, of Merger Sub, and any non-voting common equity securities of Intermediate Sub should it be formed.

       2. TERM. This Agreement shall automatically terminate, without further action by the parties hereto, upon consummation of the Chancellor Merger.

       3.     INITIAL EQUITY CONTRIBUTION; OPTION

       (a) Immediately prior to Merger Sub's acceptance for payment of the shares of Target Common Stock pursuant to the Offer, Evergreen and Chancellor shall contribute to Merger Sub (the "Equity Contribution") an aggregate amount which, together with any





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indebtedness to be incurred by Merger Sub to finance the Offer and the Merger, is sufficient to fund the aggregate amount required to be paid by Merger Sub to pursuant to the Offer and the Merger plus an additional $20 million (the "Equity Contribution Amount"), excluding the payment of any Transaction Fees and Expenses (as defined in Section 3(b) below). The Equity Contribution Amount shall be paid in cash and shall be made 80% by Evergreen and 20% by Chancellor. In exchange for Chancellor's equity contribution, Chancellor shall issue such number of shares of Non-Voting Common Stock which represents 20% of the issued and outstanding Common Equity.

       (b) Chancellor and Evergreen shall each pay (or reimburse to the other) one-half of all fees and expenses paid or payable by Evergreen, Chancellor and Merger Sub in connection with the transactions contemplated by the Merger Agreement, including, without limitation, fees and expenses incurred by any of them in connection with the HSR Act and reasonable fees and expenses of attorneys, accountants, investment banking firms and other advisors and representatives; provided that the financial advisory fee payable by Chancellor as provided in Section 9(d) hereof shall be borne by Chancellor ("Transaction Fees and Expenses") and shall be the only fee payable to HM2 (as hereinafter defined) or its affiliates in connection with the Offer and the Merger.

       (c) Evergreen, Chancellor and Merger Sub agree that (i) any amounts to be received by them or Merger Sub pursuant to Section 10.3 of the Merger Agreement shall be shared one-half by Evergreen and one-half by Chancellor (after deducting the portion of any such amounts required to be shared with Smith Barney Inc. pursuant to the engagement letters between Evergreen and Chancellor, and Smith Barney Inc., respectively, each dated July 7, 1997); provided that any such amounts which represent the reimbursement of any Transaction Fees and Expenses incurred by either Chancellor or Evergreen shall be allocated to the party that actually incurred such expenses (to the extent such party had not previously been reimbursed for such expenses pursuant to
Section 3(b) hereof or otherwise).

       (d) Evergreen hereby agrees (i) to sell, at Chancellor's election, such number of shares of Common Stock which would give Chancellor, together with such other shares of Common Stock owned by Chancellor, 49.9% of the issued and outstanding Common Equity (the "Chancellor Purchase Right") and (ii) to sell, at Hicks Muse's election, such number of shares of Common Stock which would give Hicks Muse 0.1% of the issued and outstanding Common Equity (the "Hicks Muse Purchase Right" and, together with the Chancellor Purchase Right, the "Purchase Rights"). The exercise price payable upon exercise of the Purchase Rights shall be the product of (A) 99.67% multiplied by the Base Amount, in the case of the Chancellor Purchase Right, and (B) 0.33% multiplied by the Base Amount, in the case of the Hicks Muse Purchase Right (the "Purchase Price"). The Chancellor Purchase





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
Right and the Hicks Muse Purchase Right may not be exercised separately. Subject to any requisite filing and related early termination or expiration of the waiting period under the HSR Act, the Purchase Rights are exercisable in full by Chancellor and Hicks Muse at any time within 120 days after the date the Chancellor Merger Agreement is terminated (the "Expiration Date") upon not less than three business days prior written notice to Evergreen, which notice shall be a joint notice from Chancellor and Hicks Muse and shall specify the effective date of the proposed purchase. The Purchase Price payable upon exercise of the Purchase Rights shall be made by wire transfer of immediately available funds on the purchase date to such account as Evergreen shall designate at least one business day prior to the purchase date. Upon the payment of the Purchase Prices, all Non-Voting Common Stock held by Chancellor shall automatically convert to Common Stock.

       (e) In the event the Options are not exercised on or prior to the Expiration Date, Evergreen shall have the option, within 90 days following the Expiration Date, to purchase from Chancellor, for an aggregate amount equal to the amount of the Equity Contribution made by Chancellor, the shares of Common Stock issued to Chancellor in connection with such Equity Contribution.

       4.     TAKING OF CERTAIN ACTIONS.

       (a) Pursuant to their respective rights under the Merger Agreement, Evergreen and Chancellor shall jointly control the defense of any action, suit, or proceeding initiated by Target in connection with the Merger Agreement, and neither party shall consent to the settlement or compromise of such action without the prior written consent of the other (not to be unreasonably withheld or delayed). All losses, costs, expenses and damages (collectively, "Losses"), if any, required to be paid by Evergreen, Chancellor or Merger Sub shall be shared equally by Chancellor and Evergreen and reimbursed to the other, as appropriate. In furtherance of the foregoing, Chancellor and Evergreen shall each indemnify and hold harmless the other from and against any and all Losses related to or arising in any manner out of the Merger or the Offer to the extent necessary to cause each of Chancellor and Evergreen to share such Losses equally. Notwithstanding the foregoing, neither Evergreen nor Chancellor shall be liable to the other party in respect of any Losses that resulted solely from the gross negligence or wilful misconduct of such other party.

       (b) Pursuant to their respective rights under the Merger Agreement, Evergreen and Chancellor shall jointly control any action, suit, or proceeding initiated by or on behalf of Chancellor, Evergreen or Merger Sub against Target in connection with the Merger Agreement to recover any Losses incurred by Chancellor, Evergreen or Merger Sub as a result of the termination or breach of the Merger Agreement. Any amounts recovered by





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Merger Sub in any such action shall be shared one-half by Chancellor and one-
half by Evergreen; provided that any such amounts which represent the reimbursement of any Transaction Fees and Expenses incurred by either Chancellor or Evergreen shall be allocated to the party that actually incurred such expenses (to the extent such party had not previously been reimbursed for such expenses pursuant to Section 3(b) hereof or otherwise). All costs of prosecuting any such action, suit or proceeding shall be borne equally by Chancellor and Evergreen.

       (c) Without the prior written consent of Chancellor (not to be unreasonably withheld or delayed), Evergreen agrees that it will not, and that it will cause Merger Sub not to, enter into any amendments, modifications or supplements to the Merger Agreement.

       (d) The parties shall cooperate in the prompt preparation, filing and prosecution of applications for HSR Act clearance for the consummation of the Offer and the Merger and the other transactions contemplated hereby and the Merger Agreement, and any other consents that are necessary to effect the transactions contemplated by the Merger Agreement and this Agreement (collectively, the "Applicable Consents").

       5.     REPRESENTATIONS AND WARRANTIES.

       (a)    Chancellor represents and warrants to Evergreen as follows:

                (i) Chancellor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Chancellor of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Chancellor. This Agreement has been duly executed and delivered by Chancellor and, assuming the due execution and delivery of this Agreement by Evergreen, constitutes a valid and binding obligation, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement by Chancellor does not, and the performance by Chancellor of the transactions contemplated hereby to be performed by it will not (A) conflict with the certificate of incorporation or bylaws of Chancellor, (B) subject to obtaining the requisite consent, if any, of the lenders party to Chancellor's and





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
CRBC's credit facilities, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Chancellor is a party or by which it is bound, or (C) subject to obtaining the Applicable Consents, constitute a violation of any law or regulation applicable to Chancellor.

              (iii) The shares of Common Stock to be acquired by Chancellor pursuant to this Agreement are being acquired for its own account for investment purposes and without a view to distribution of such shares in violation of the Securities Act of 1933.

       (b)    Evergreen represents and warrants to Chancellor as follows:

              (i) Evergreen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Evergreen of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Evergreen. This Agreement has been duly executed and delivered by Evergreen and, assuming the due execution and delivery of this Agreement by Chancellor, constitutes a valid and binding obligation, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (ii) The execution and delivery of this Agreement by Evergreen does not, and the performance by Evergreen of the transactions contemplated hereby to be performed by it will not (A) conflict with the certificate of incorporation or bylaws of Evergreen, (B) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Evergreen is a party or by which it is bound, or (C) subject to obtaining the Applicable Consents, constitute a violation of any law or regulation applicable to Evergreen.

              (iii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 800 shares were issued and outstanding and held beneficially and of record by Evergreen, free and clear of all pledges, claims, liens,





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
charges, encumbrances and security interests of any kind or nature whatsoever. Except as provided in the previous sentence, no shares of capital stock or securities of Merger Sub are authorized, issued, reserved for issuance or outstanding. Except for this Agreement, no person or entity has any outstanding options, warrants, subscription or other rights, agreements or commitments that either obligates Evergreen or Merger Sub to issue, sell, or transfer or otherwise acquire or vote any shares of capital stock of Merger Sub.

       6. EXECUTION OF STOCKHOLDERS AGREEMENT. On the Equity Contribution Date, Chancellor, Hicks Muse and Evergreen shall enter into a stockholders agreement containing terms consistent with those set forth on the term sheet attached hereto as Exhibit A. The parties hereto shall promptly commence to negotiate in good faith the definitive form of such stockholders agreement, with a final form to be agreed upon prior to the Equity Contribution Date (the "Stockholders Agreement").

       7. TAX SHARING AGREEMENT/TAX INDEMNITY. The parties hereto acknowledge that Merger Sub, Target, and their respective subsidiaries will become members of the affiliated group (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended) of which Evergreen is the common parent, and such affiliated group will file a consolidated federal income tax return. Accordingly, the parties hereto agree to negotiate in good faith tax sharing and other equitable agreements concerning such relationship prior to the Equity Contribution Date.

       8.     MISCELLANEOUS.

       (a) Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby shall be made only at such times and in such manner as may be mutually agreed upon by Evergreen and Chancellor; provided that the parties hereto shall be entitled to issue such press releases and to make such public statements as are required by applicable law, in which case the other party shall be advised thereof and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Once information has been made available to the general public in accordance with this Agreement, this Section 8(a) shall no longer apply to such information.

       (b) Any notices or other correspondence delivered pursuant to this Agreement shall be delivered in accordance with the terms of the Merger Agreement and to the respective addresses of the parties hereto set forth in the Merger Agreement.





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
       (c) No party hereto shall take any action which is materially inconsistent with its obligations under this Agreement without the prior written consent of the other parties hereto.

       (d) Prior to the Equity Contribution Date, Chancellor, Evergreen, and Merger Sub will take such action as is necessary to authorize for issuance the shares of Non-Voting Common Stock to be issued pursuant to Section 3(a) hereof. Such Non-Voting Common Stock shall be identical in all respects to the Common Stock, except that it will not have the right to vote. The shares of Non-Voting Common Stock to be issued to Chancellor the Chancellor Acquiring Entity pursuant hereto will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

       (e) In lieu of the fees that might be payable pursuant to the Financial Advisory Agreement among Chancellor, CRBC and HM2/Management Partners, L.P. ("HM2"), Evergreen acknowledges that HM2 shall be entitled to financial advisory fees equal to $1,500,000, payable upon consummation of the Offer (which amount is in addition to any amounts payable under the Financial Advisory Agreement as a result of the consummation of the Chancellor Merger). In the event that the Chancellor Merger is consummated prior to the consummation of the Offer, Evergreen hereby consents to and agrees that the termination of the Financial Advisory Agreement upon the consummation of the Chancellor Merger shall be expressly contingent upon the receipt by HM2, if and at the time of consummation of the Offer, of all fees under such Financial Advisory Agreement for which HM2 is entitled upon the consummation of the Offer as if the Offer had been consummated prior to the Chancellor Merger.

       (f) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided in the next sentence hereof, will not be assignable or delegable by any party hereto without the prior written consent of the other parties (which consent shall not be unreasonably withheld). The Hicks Muse Purchase Right shall be assignable to Chancellor or any direct or indirect subsidiary of Chancellor or any other Affiliate of Hicks Muse without the prior written consent of Evergreen. In addition, notwithstanding anything to the contrary contained herein, Evergreen shall have the right to transfer up to 0.1% of the Common Stock and, in connection therewith, to assign to such transferee, on a pro rata basis (0.1%), Evergreen's rights and obligations under this Agreement. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other





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than the parties hereto any rights or remedies under or by reason of this
Agreement or any transaction contemplated hereby.

       (g) This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the Laws of the State of New York without regard to principles of conflicts of laws.

       (h) This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together with constitute one and the same agreement.





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
       IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the day and year first above written.


                                           CHANCELLOR BROADCASTING COMPANY


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           EVERGREEN MEDIA CORPORATION


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           HM2/CHANCELLOR, L.P.

                                           By:    HM2 GP/CHANCELLOR, L.P.,
                                                  its general partner

                                           By:    HICKS, MUSE GP PARTNERS,
                                                  L.P., its general partner

                                           By:    HICKS, MUSE & CO.
                                                  INCORPORATED, its general
                                                  partner

                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           MORRIS ACQUISITION CORPORATION


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------





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                                   Exhibit A

                       Stockholders Agreement Term Sheet

1. Parties. Chancellor, Evergreen, and Merger Sub (which will be replaced by an intermediate holding company ("Intermediate Sub") to which the parties will contribute their interests in Target following the later of
       (i) the Merger and (ii) termination of the Chancellor Merger Agreement).

2. CEO. The Chief Executive Officer of Intermediate Sub and Merger Sub shall be Scott K. Ginsburg, who shall not be removed prior to the exercise of the Purchase Rights except by the vote of 3/4 of the entire board of directors. Upon exercise of the Purchase Rights, Scott K. Ginsburg will resign as Chief Executive Officer and Chancellor and Evergreen shall take such action within their power to remove Scott K. Ginsburg as Chief Executive Officer).

3. Election of Directors. Subsequent to the Merger and prior to the date the Purchase Rights are exercised, Chancellor have the right to have 1 designee present at all meetings of the Board of Directors of Intermediate Sub (the "Board of Directors"). Following exercise of the Purchase Rights, the Board of Directors shall consist of an even number of directors (not less than four and not more than eight), with Chancellor entitled to elect one-half of such directors and Evergreen entitled to elect one-half of such directors. Any vacancy created by the removal or resignation of any director will be filled by the stockholder that elected such director.

4. Required Board Approvals. Except as required by paragraph 2, all matters requiring Board of Director approval shall be decided by the affirmative vote of a majority of the total number of directors then serving.

5. Super-Majority Provisions. Prior to the exercise of the Purchase Rights, the consent or vote of 100% (reduced by any shares transferred by Chancellor) of the outstanding Common Equity shall be required for Merger Sub to do any of the following: (i) directly or indirectly through any subsidiaries acquire, by way of merger, purchase of stock or assets, or otherwise, any business other than the business conducted by Target and its subsidiaries on the Equity Contribution Date; (ii) except for the transactions contemplated hereunder, directly or indirectly through any subsidiaries engage in transaction or series of transactions with any Affiliates (other than pursuant to representation agreements existing at or prior to the date of the Merger or entered into consistent with the terms of such pre-existing representation agreements); (iii) amend its certificate of incorporation or bylaws;
       (iv) directly or indirectly through any subsidiaries sell all or substantially all of its assets; or (iv) dissolve or liquidate.

6. Deadlock. After exercise of the Purchase Rights, if the Board of Directors are deadlocked on any matter that comes before the Board of Directors for a vote, Chancellor and Evergreen agree to use good faith efforts to resolve such deadlocks within thirty days after such deadlock occurs. If such deadlock is not resolved within such thirty day period, then on the first day after such thirty day period and for a period of ten business days thereafter, either party ("Offeror") may deliver a notice to the other party ("Offeree") setting forth a price per share at which Offeror proposes to purchase all of the shares of common stock of Merger Sub (or the Intermediate Sub) owned by Offeree. Within twenty business days after Offeree's receipt of such notice, Offeree shall respond to Offeror, which response either (i) accepts the offer contained in Offeror's notice or (ii) offers to purchase all of the shares of common stock of Merger Sub owned by the Offeror at the price per share specified in Offeror's notice. If Offeree fails to respond to Offeror's notice during such twenty business day period, Offeree shall be deemed to have accepted the offer contained in Offeror's notice.

7. Right of First Refusal/Tag Along Rights. If Chancellor or Evergreen or Hicks Muse desires to sell any of its shares of Common Stock pursuant to a bona fide offer, such selling stockholder will first be required to offer to sell such shares to the other stockholder on the same terms and conditions as those contained in the offer. If the other stockholder declines to exercise its right of first refusal, such stockholder will have the right to tag-along, on a pro rata basis, in such sales of Common Stock, and the number of shares to be sold by the selling stockholder shall be reduced accordingly.

8. Transfers Subject to Agreement. No sale, transfer or other disposition of shares of Common Stock of Merger Sub shall be effective unless the transferee shall agree to be bound by the provisions of the Stockholders Agreement and the Joint Bidding Agreement applicable to the transferor of such shares.

9. Termination. The Stockholders Agreement will terminate upon the earlier to occur of (a) the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of February 19, 1997, as amended, among Chancellor, Evergreen, and Chancellor Radio Broadcasting Company or (b) the tenth anniversary of the Stockholders Agreement.